Exhibit 9(e) - Third Amendment to Transfer Agency Agreement

THIRD AMENDMENT TO THE TRANSFER AGENCY AGREEMENT

AGREEMENT made by and between State Street Bank and Trust Company (the "Transfer Agent") and between the Sanford C. Bernstein Fund, Inc. (the "Fund").

WHEREAS, the Transfer Agent and the Fund are parties to a Transfer Agency Agreement dated October 12, 1988 as amended on April 30, 1990 to add the California Municipal Portfolio, and on March 18, 1992 to add the Bernstein International Value Portfolio (the "Transfer Agency Agreement as amended"); and

WHEREAS, the Transfer Agent and the Fund desire to amend the Transfer Agency Agreement by adding the Bernstein Short Duration California Municipal Portfolio, the Bernstein Short Duration Diversified Municipal Portfolio, and the Bernstein Short Duration New York Municipal Portfolio ("the Portfolios") to the list of Portfolios on whose behalf the Transfer Agency Agreement applies;

NOW THEREFORE, in consideration of the premises and covenants contained herein, the Transfer Agent and the Fund hereby agree as follows:

In accordance with Article 8 of the Transfer Agency Agreement, it is mutually agreed that the Transfer Agent shall render services under the Transfer Agency Agreement to an additional series of the Fund, the Bernstein Short Duration California Municipal Portfolio, the Bernstein Short Duration Diversified Municipal Portfolio, and the Bernstein Short Duration New York Municipal Portfolio.

IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative and its seal to be hereunder affixed as of the 19th day of April, 1994.

SANFORD C. BERNSTEIN FUND, INC.
By: Stuart K. Nelson

ATTEST:
Jean Margo Reid

STATE STREET BANK AND TRUST COMPANY
By: (Illegible)

ATTEST:
Charles R. Whittemore Jr.